UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Phipps, Charles H.
   c/o Sevin Rosen Fund IV L.P.
   13455 Noel Road
   Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   ViroPharma Incorporated
   VPHM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|06/23/|X   | |22,437            |A  |$1.96 per s|1,258,727          |I     |By Sevin Rosen Fund IV LP("|
02 per share               |97    |    | |                  |   |hare       |                   |      |SRF")(1)                   |
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Common Stock, par value $.0|      |    | |                  |   |           |6,233              |I     |By Sevin Rosen Bayless Mgmt|
02 per share               |      |    | |                  |   |           |                   |      |.                          |
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                           |      |    | |                  |   |           |                   |      |Co. ("SRB")(1)             |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants (right to acq|$1.96 pe|06/23|X   | |2          |D  |Immed|(3)  |Common Stock|22,437 |       |0           |I  |By SRF(1)   |
uire Common Stock)    |r share |/97  |    | |           |   |.    |     |            |       |       |            |   |            |
                      |(2)     |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) All securities are owned by SRF and SRB. Mr. Phipps is a general partner of SRB Associates IV L.P., general partner of SRF, and an officer of SRB. Mr. Phipps shares voting and investment power with the other general partners and officers, as applicable. Mr. Phipps disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr.
Phipps is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(2) The Warrants were exercised on a cashless basis pursuant to the terms of the Warrants.
(3) Upon the earlier of (March 3, 2002 and May 12, 2002, respectively) or the consummation of a qualified public offering, as described in the
Warrants.
SIGNATURE OF REPORTING PERSON
/s/ John V. Jaggers, as Attorney-in-Fact
DATE
July 10, 1997